Exhibit 99

ABX Air, Inc. Reports Increase in Third Quarter Earnings

to $7.1 Million

DHL Advises of a Reduction in Airlift Requirements for 2005

WILMINGTON, Ohio – November 9, 2004 – ABX Air, Inc. (OTC: ABXA.OB) reported today that for the quarter ended September 30, 2004, net earnings were $7.1 million, or $0.12 per diluted share. Net earnings improved from the third quarter of 2003, when ABX earned $4.4 million, or $0.08 per diluted share, excluding a 2003 impairment charge. For the first nine months of 2004, net earnings increased to $18.9 million, or $0.32 per diluted share, compared to $11.6 million, or $0.20 per diluted share, excluding the impairment charge, in the first nine months of 2003. The third quarter 2003 impairment charge of $600.9 million ($466.1 million, net of tax benefit) was recorded after ABX was separated from its former parent, Airborne, Inc. (“Airborne”) on August 15, 2003, in conjunction with the acquisition of Airborne by DHL Worldwide Express, B.V. Comparisons between 2003 and 2004 financial results are complicated by the separation from Airborne in 2003, and the differences in ABX’s contractual mark-up and cost structure after the separation as compared to when the Company was a wholly owned subsidiary of Airborne.

For the third quarter of 2004, ABX’s net earnings of $7.1 million included $4.7 million from its two contracts with Airborne/DHL. Under the two contracts, an aircraft, crew, maintenance and insurance agreement (“ACMI agreement”) and a hub and line-haul services agreement (“Hub Services agreement”), ABX earns a base mark-up of 1.75% on eligible costs and can earn an incremental mark-up for meeting certain cost and services goals. The base mark-up resulted in net earnings of $3.8 million, while the incremental mark-up associated with the attainment of cost goals accounted for an additional $0.9 million. Under the two contracts, any incremental mark-up earned during the first three quarters of each fiscal year is based solely on achieving certain cost related goals, with a maximum incremental mark-up of approximately 0.54% of eligible costs. During the third quarter 2004, ABX earned 74.1% of the maximum incremental mark-up available under the two contracts. The incremental mark-up was achieved by managing lower operating expenses, as compared to budget, on a per aircraft hour flown basis under the ACMI agreement and a per package handled basis under the Hub Services agreement.

For the first nine months of 2004, ABX’s net earnings of $18.9 million included $14.2 million from its two contracts with Airborne/DHL. Net earnings from the base mark-up totaled $11.3 million, while the incremental mark-up associated with the attainment of cost goals accounted for an additional $2.9 million, which was 82.2% of the maximum incremental mark-up available under the two contracts.

Annual Cost And Service Goals

The two commercial agreements with Airborne/DHL allow ABX to earn additional incremental mark-up for meeting certain annual cost and service goals. Incremental mark-up earned on the annual goals is only recognized in the fourth quarter. Maximum incremental mark-up available from the annual cost goals is approximately 0.81% of eligible, annual costs under both commercial agreements. If ABX’s actual performance for the first nine months of 2004 remains unchanged for the full year, incremental mark-up from the annual cost incentives would be equivalent to 65.8% of the maximum available under the ACMI agreement and 100% of the maximum available under the Hub Services agreement.

Maximum incremental mark-up available from the annual service goals is 0.25% of costs subject to mark-up under the ACMI agreement and 0.75% of costs subject to mark-up under the Hub Services agreement. If ABX’s actual performance for the first nine months of 2004 is sustained for the full year, incremental mark-up from the annual service incentives would be equivalent to 80% of the maximum available under the ACMI agreement and 100% of the maximum available under the Hub Services agreement.

Actual cost and service savings performance for the first nine months of 2004 is not necessarily indicative of full year performance, and results during the last three months of 2004 may improve upon, or detract from, performance through September 30, 2004.

Non-Airborne/DHL Results

Non-DHL revenues grew to $6.8 million in the third quarter of 2004 and $14.0 million for the first nine months of 2004 compared to $2.8 million and $8.5 million for the corresponding 2003 periods. Earnings from non-Airborne/DHL business increased by $2.0 million to $2.4 million for the third quarter and by $3.3 million to $4.7 million for the first nine months of 2004 compared to a year ago. Non-Airborne/DHL revenues in the third quarter of 2004 grew 78.3% compared to the second quarter of 2004 primarily due to an increase in the level of aircraft maintenance services provided, as well as an increase in ACMI flying for customers other than DHL. Hours flown for non-DHL customers increased 20.9% in the third quarter of 2004 over the second quarter. The sequential quarter improvement in net income was largely due to increased aircraft maintenance and engineering services performed for other fleet operators (see footnote on the exhibit entitled “Earnings Summary” regarding the allocation of overhead costs with respect to non-Airborne/DHL customers).

“We expect that earnings from aircraft maintenance and engineering services will vary widely among quarters, due to the capacity of our maintenance facility, as well as customer demands,” stated Joe Hete, President and CEO.

Plans for Reduced DHL Airlift Requirements in 2005

As previously indicated, DHL has been developing plans to eliminate overlapping air routes operated by their ACMI service providers. On November 3, 2004, ABX received 2005 budget planning assumptions from DHL that call for a reduction in the airlift provided by the Company of 26 aircraft (16 DC9s and 10 DC8s), affecting 22 scheduled air routes, by the end of 2005. The information provided by DHL indicates that seven of the 26 aircraft (three DC9s and four DC8s) are to be removed in January 2005, with the remaining 19 aircraft removed by the end of 2005. DHL further indicated that the number of affected aircraft and the timing of planned reductions are subject to change.

“Due to the uncertainty of the actual number and timing of 2005 aircraft removals, and the specific air routes affected, projecting the impact of the planned fleet reductions is difficult,” Hete said. “However, after the 26 aircraft reduction is fully implemented, some projections can be made relevant to our revenues, cash flows and net earnings.”

Impact on Annual Revenues and Net Earnings from the Aircraft Reductions

The removal of 26 aircraft from service under the ACMI agreement with DHL will reduce our revenues through a reduction in the operating expenses associated with the aircraft, including the depreciation expense. Certain costs, generally the flight crew and aircraft maintenance expenses associated with the released aircraft, are subject to mark-up (from 1.75% up to 3.35%) under the terms of the ACMI agreement. Other costs, the most significant of which is jet fuel expense, are passed through without mark-up and therefore do not impact the Company’s net earnings.

When the 26 aircraft reduction is fully implemented, we project that their removal will reduce our annual gross revenues in the range of $86.0 million to $96.0 million, and will reduce our annual net earnings by $0.8 million to $1.5 million. The annual gross revenue reduction of $86.0 million to $96.0 million includes $45.5 million of revenues associated with jet fuel and other expenses not subject to mark-up under the ACMI agreement.

Impact on Annual Cash Flows from the Aircraft Reductions

The annual cash flow impact associated with the aircraft reductions will consist of reduced depreciation expense plus the mark-up on eligible costs under the ACMI agreement. The annual depreciation expense on the 26 aircraft planned for removal is approximately $2.7 million. When the reduction is fully implemented, the associated annual reduction in cash flows from operations should be in a range of $3.2 million to $4.2 million.

On December 31, 2004, the net book value on the 26 aircraft is projected to be approximately $13.1 million. Pursuant to the terms of the ACMI agreement, the Company has certain rights to put to DHL any aircraft that they request be removed from service. The decision to put aircraft to DHL is at ABX’s discretion, and will depend upon management’s evaluation of other available opportunities for the aircraft. In the event the Company elects to put aircraft to DHL, provisions of the ACMI agreement stipulate that ABX will receive cash equivalent to the lower of fair market value or book value of the released aircraft. Until such time as the Company’s total stockholders’ equity exceeds $100 million, any excess of book value over fair market value will reduce the outstanding promissory note payable to DHL. Once total stockholders’ equity exceeds $100 million, any excess of book value over fair market value will be recorded as an operating charge, and would not be subject to reimbursement under the provisions of the ACMI agreement. For purposes of applying the $100 million equity threshold, the Company’s equity will be calculated after giving effect to any charges caused by the removal of released aircraft.

The amount of cash ABX ultimately receives pursuant to the put provisions in the ACMI agreement will depend upon the number of aircraft put to DHL, and the fair market value and book value at that time. Management is currently assessing the number of aircraft that it may want to put to DHL, and has yet to determine their current fair market values. Accordingly, the amount of cash flow that will be generated from the exercise of the put provisions cannot be projected at this time.

Outlook

“We anticipate placing four additional Boeing 767 freighter aircraft into service under the ACMI agreement with DHL by the end of 2005,” Hete said. “While the reduction of 26 aircraft during 2005 is not welcome news, we expect the additional 767s will generate approximately $7.4 million annually in depreciation expense, which will more than offset the cash flow from depreciation associated with the reduction. DHL is streamlining its transportation cost structure, which should help them grow their domestic market share. Our focus will remain on providing DHL with a very high quality of service at a competitive price.”

As announced in September 2004, the Company will be staffing and operating seven new regional sort centers for DHL under the terms of the Hub Services agreement. Three of those sort centers were opened in September, and all seven are currently operating. The Company will continue to emphasize productivity and service to support DHL in growing its business.

“We have begun to explore moving ABX’s stock off the OTC Bulletin Board to the NASDAQ,” Hete said. “We believe that we have met the requirements necessary to make such a move, and our Board of Directors will evaluate our next action at their meeting in February.”

ABX Air, Inc. is a cargo airline with a fleet of 116 in-service aircraft that operates out of Wilmington, Ohio, and eighteen hubs throughout the United States. ABX became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to Airborne, an indirect wholly owned subsidiary of DHL Holdings (USA), Inc., ABX provides charter and maintenance services to a diverse group of customers. With over 7,000 employees, ABX is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the actual results of ABX Air, Inc. to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to a significant reduction in the scope of services under the commercial agreements with Airborne, maintaining cost and service level performance, the ability to generate revenues from sources other than Airborne and other factors that are contained from time to time in our filings with the U.S. Securities and Exchange Commission, including ABX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on our forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
REVENUES	$289,808	$279,152	$841,148	$886,893
OPERATING EXPENSES:
Salaries, wages and benefits	121,811	118,289	361,565	352,257
Purchased line-haul	55,302	41,734	154,525	122,027
Fuel	48,627	35,266	134,054	111,915
Maintenance, materials and repairs	27,700	29,236	82,095	87,216
Depreciation and amortization	8,954	20,856	27,312	89,323
Landing and ramp	4,282	5,156	16,265	21,301
Rent	1,424	2,130	4,607	8,095
Other operating expenses	12,584	16,486	35,631	62,982
Impairment charge	—	600,871	—	600,871

	280,684	870,024	816,054	1,455,987

EARNINGS (LOSS) FROM OPERATIONS	9,124	(590,872)	25,094	(569,094)

INTEREST EXPENSE, NET OF INTEREST INCOME	(2,025)	(4,094)	(6,189)	(14,064)

EARNINGS BEFORE INCOME TAXES	7,099	(594,966)	18,905	(583,158)
INCOME TAX BENEFIT	—	133,217	—	128,644

NET EARNINGS (LOSS)	$7,099	$(461,749)	$18,905	$(454,514)

EARNINGS PER SHARE:
Basic and diluted earnings (loss) per share	$0.12	$(8.86)	$0.32	$(8.72)

WEIGHTED AVERAGE SHARES:
Basic and diluted	58,270	52,107	58,270	52,107

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	September 30 2004	December 31 2003
ASSETS:
Cash	$61,774	$65,741
Accounts receivable, net	5,454	5,482
Other current assets	18,813	18,763

Total Current Assets	86,041	89,986

Property and equipment, net	345,430	312,803
Other assets	10,269	10,317

Total Assets	$441,740	$413,106

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	$122,676	$113,140

Long-term obligations	241,493	241,300
Stockholders’ equity	77,571	58,666

Total Liabilities and Stockholders’ Equity	$441,740	$413,106

ABX AIR, INC.

EARNINGS SUMMARY

(In thousands)

	For the Three Months Ended September 30, 2004
	Airborne				Customers other than Airborne	Total
	ACMI	Hub Services	Other Reimbursable	Subtotal
Revenues:
Base	$118,709	$105,197	$58,230	$282,136	$6,791	$288,927
Incremental mark-up	615	266	—	881	—	881

Total revenues	119,324	105,463	58,230	283,017	6,791	289,808
Operating expenses	115,181	103,389	57,691	276,261	4,423	280,684
Interest expense, net	1,486	—	539	2,025	—	2,025

Total expense	116,667	103,389	58,230	278,286	4,423	282,709
Earnings	$2,657	$2,074	$—	$4,731	$2,368	$7,099

	For the Nine Months Ended September 30, 2004
	Airborne				Customers other than Airborne	Total
	ACMI	Hub Services	Other Reimbursable	Subtotal
Revenues:
Base	$357,241	$300,880	$166,125	$824,246	$14,029	$838,275
Incremental mark-up	1,618	1,255	—	2,873	—	2,873

Total revenues	358,859	302,135	166,125	827,119	14,029	841,148
Operating expenses	346,688	295,706	164,345	806,739	9,315	816,054
Interest expense, net	4,409	—	1,780	6,189	—	6,189

Total expense	351,097	295,706	166,125	812,928	9,315	822,243

Earnings	$7,762	$6,429	$—	$14,191	$4,714	$18,905

Note: The results above for customers other than Airborne do not reflect an allocation of overhead costs. The provisions of the commercial agreements with Airborne/DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-Airborne/DHL business.

ABX AIR, INC.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

This communication release includes a non-GAAP measure of net income for 2003 operating results that excludes the impairment charge and the tax effects related to our separation from Airborne, Inc. on August 15, 2003. Excluding the impairment charge, net of tax, is important when comparing operating results among periods and forming expectations about our future operating results. The table below presents a reconciliation of our non-GAAP measures to the most directly comparable GAAP measures.

	For the Periods Ended September 30, 2003
	Three Months	Nine Months
GAAP net loss	$(461,749)	$(454,514)
Unusual items:
Impairment charge	600,871	600,871
Tax benefit on impairment	(134,738)	(134,738)

Non-GAAP net earnings	$4,384	$11,619

GAAP diluted loss per share	$(8.86)	$(8.72)
Effect of unusual items, net of tax benefit	8.95	8.95
Effect of anti-dilutive equivalent shares	(0.01)	(0.03)

Non-GAAP diluted EPS	$0.08	$0.20